January 7, 2013	EXHIBIT 10.1

Mr. Walter Killough

6 Garden Court

Mahwah, NJ 07430

Re: Employment Agreement dated as of December 2, 2008 between

dELiA*s, Inc. and Walter Killough, as amended (the “Agreement”)

Dear Walter:

As discussed with the Board of Directors, the purpose of this letter agreement is to confirm Executive’s and the Company’s mutual agreement as to the termination of the Term of Employment and to modify the Agreement to reflect such termination and related transition matters. This constitutes the Third Amendment to the Agreement (this “Amendment”). Capitalized terms used but not defined herein shall have the same meanings as in the Agreement.

1.	Executive and the Company mutually agree that the Term of Employment shall not be extended in accordance with Section 2(a) of the Agreement and shall end on the last day of the Transition Period (as defined below).

2.	In lieu of all other payments under the Agreement, Base Salary shall continue to be paid from the end of the Transition Period until August 2, 2013 in accordance with Section 4 of the Agreement.

3.	Executive will continue to serve as the Company’s Chief Executive Officer, provide transition services and perform such other duties and responsibilities as reasonably assigned by the Company’s Board of Directors until April 1, 2013 or such earlier date as determined by the Company’s Board of Directors (the “Transition Period”). The Transition Period may be extended only in accordance with Section 5 below.

4.	If for the entire Transition Period Executive serves as the Company’s Chief Executive Officer, provides transition services and performs such other duties and responsibilities reasonably assigned by the Company’s Board of Directors, Executive shall be paid an amount equal to $100,000, less applicable taxes and withholdings, on the earlier of (a) the next regularly scheduled Company pay date after the end of the Transition Period and (b) April 12, 2013. If Executive for any reason voluntarily terminates his employment prior to the end of the Transition Period or is terminated for Cause, then Executive shall not receive the payment specified in this Section 4.

5.

The Company and Executive may mutually agree in writing to extend the Transition Period and if so mutually agreed, Executive shall be paid an amount, in addition to the amounts to which he may be entitled under Section 2 above, equal to $12,500 per calendar week, less applicable taxes and withholdings and subject to such other agreements between the parties. Any such extension pursuant to this Section 5 shall not affect the amount or timing of the payment required under Section 4 above.

6.	As of the date hereof, Sections 10(c) and 10(d) of the Agreement are hereby deleted in their entirety.

7.	Section 12(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“For the purpose of this Section 12, “Restriction Period” shall mean the period beginning with the Effective Date and ending with the expiration of the Transition Period (as defined in this Amendment and as such Transition Period may be extended pursuant to Section 5 of this Amendment). For the purpose of Section 13 below, “Restriction Period” shall mean the period beginning with the Effective Date and ending on August 2, 2013.”

8.	At the end of the Transition Period, Executive shall resign as the Company’s Chief Executive Officer and as an officer of all of the Company’s subsidiaries and, upon request of the Company’s Board of Directors, Executive shall resign as a member of the Company’s Board of Directors and the Boards of Directors of all of the Company’s subsidiaries on which he serves. In addition, the first sentence of Section 7(c) of the Agreement shall be deleted in its entirety.

Except as amended by this Amendment, the Agreement shall remain in full force and effect without modification.

dELiA*s, Inc.

By:	/S/ CARTER S. EVANS
Carter S. Evans, Chairman

Accepted and Agreed:

/S/ WALTER KILLOUGH
Walter Killough